Exhibit 99.1

CVR ENERGY ANNOUNCES TRANSFORMATIVE TRANSACTION

TO ACQUIRE 2 REFINERIES AND MARKETING PLATFORM FROM MARATHON PETROLEUM

•	Transformative increase to its asset portfolio, nearly doubling refining capacity

•	Expands and diversifies its footprint with high-quality refineries in new distribution areas

•	Synergistic marketing business is anticipated to provide margin uplift across integrated platform

•	Improved positioning for potential future acquisitions and margin improvement opportunities

SUGAR LAND, Texas (November 3, 2026) – CVR Energy, Inc. (NYSE: CVI) (“CVR Energy”) today announced that it has entered into a definitive agreement with subsidiaries and affiliates of Marathon Petroleum Corporation (NYSE: MPC) (“Marathon”) under which CVR Energy would acquire (the “Acquisition”) Marathon’s St. Paul Park, Minnesota and Mandan, North Dakota refineries, along with Marathon’s related marketing business (collectively, the “Acquired Business”), for a total purchase price of approximately $4.2 billion, plus net working capital.

The Acquired Business generated approximately $1.2 billion of EBITDA reflecting current favorable market conditions for the trailing twelve months ended September 30, 2026, when adjusted for CVR Energy’s accounting policies. For the nine months ended September 30, 2026, the Acquisition would have increased CVR Energy’s EBITDA from approximately $900 million, on a stand-alone basis, to approximately $2.0 billion, on a pro forma basis. Additionally, earnings per share for the nine months ended September 30, 2026 would have increased from $3.73 per share, on a stand-alone basis, to $7.67 per share, on a pro forma basis, an accretion in earnings per share of over 105% for stockholders. These figures do not include approximately $70 million in estimated future annual run-rate synergies, primarily relating to Selling, General, & Administrative (“SG&A”) expenses and commercial and operational opportunities.

“We are thrilled to deliver on our plan to strategically grow and diversify our business. We are acquiring 2 well-maintained, highly productive refineries from Marathon that have generated more than $1.1 billion of EBITDA for the first nine months of 2026. In light of current favorable market conditions, we expect the Acquired Business to continue to generate substantial cash flows over at least the next twelve months,” said Dane Neumann, President and Chief Executive Officer of CVR Energy. “Marathon has been an excellent steward of these high-quality assets, and we look forward to welcoming the hardworking employees at these facilities into the CVR Energy family. Looking ahead, with a larger and stronger asset portfolio, we believe CVR Energy is well-positioned to deliver more durable cash flow through the cycle, provide meaningful commercial and operational synergies and significant per share accretion, strengthening CVR Energy’s position while serving as a platform for future growth.”

Transaction Terms

Under the terms of the purchase agreement, CVR Energy would acquire:

•	St. Paul Park Refinery: 105,000 barrel-per-day refinery in St. Paul Park, Minnesota;

•	Mandan Refinery: 72,000 barrel-per-day refinery in Mandan, North Dakota; and

•	Marketing Business: Integrated marketing channel supplying up to 590 branded locations across the Upper Midwest and Northern Great Plains regions.

CVR Energy’s Board of Directors has unanimously approved the transaction, which is expected to close by the end of 2026. The transaction is subject to customary closing conditions and regulatory clearance, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

Strategic and Financial Benefits

This transaction is expected to:

Deliver a Transformative Increase in Scale and Scope. The acquisition would increase CVR Energy’s crude oil throughput capacity from approximately 207,000 to approximately 384,000 barrels per day while establishing its footprint across the Upper Midwest and Northern Great Plains regions, diversifying CVR Energy’s asset portfolio and broadening its exposure to regional transportation fuel demand. By increasing both the scale and scope of CVR Energy’s asset base, the acquisition would position CVR Energy to significantly grow its earnings.

Add High-Quality, Well-Maintained Assets. The refineries have an average complexity of approximately 7.8. Under Marathon’s ownership, the refineries had strong operating records, averaging 98% utilization from 2023 to 2025, excluding turnarounds.

Add an Established, Synergistic Marketing Business. The marketing business is expected to increase margin optimization opportunities across CVR Energy’s entire platform by introducing new distribution channels while creating a base for expansion of CVR Energy’s existing footprint. Product distribution for gasoline, ultra-low sulfur diesel, jet fuel and asphalt is balanced between local rack sales and wholesale channels, and the business’s high blending capacity reduces exposure to volatile renewable identification number (“RIN”) costs, decreasing compliance outlay.

Create More Durable and Diversified Earnings on an Expanded Platform for Growth. A larger, more diversified asset base is expected to support consistent free cash flow generation through the cycle and reduce the inherent volatility of CVR Energy’s existing, smaller refining system. Increased production capacity is expected to produce sustainable capital returns and greater balance sheet flexibility, along with a larger platform for future expansion opportunities.

Deliver Accretion and Synergies. The transaction is expected to significantly enhance earnings and cash flow from operations per share before synergies. CVR Energy expects approximately $70 million of annual run-rate SG&A and commercial and operational synergies.

Improve Competitive Positioning. A larger platform strengthens CVR Energy’s strategic reach and position, adding new geographies including the Upper Midwest and Northern Great Plains regions.

Financing and Capital Structure

CVR Energy expects to fund the transaction, including related fees and expenses, from a combination of $2.5 billion of committed secured debt financing, a $500 million equity commitment from our controlling shareholder, an $800 million equity investment from Trafigura US Holdings, Inc. (“Trafigura”) and cash on hand. An affiliate of Trafigura is also entering into long-term commercial arrangements with CVR Energy subsidiaries. In connection with the new secured financing, CVR’s existing 7.500% Senior Notes due 2031 and 7.875% Senior Notes due 2034 will become secured on an equal and ratable basis with the new secured debt, and CVR’s existing 5.750% Senior Notes due 2028 will be redeemed.

Advisors

Barclays serves as exclusive financial advisor to CVR Energy, and Vinson & Elkins and Proskauer Rose LLP serve as legal counsel. Barclays, Wells Fargo and Mizuho are providing fully committed debt financing for a portion of the acquisition consideration.

Conference Call and Webcast

CVR Energy previously announced that it will host its third quarter 2026 Earnings Conference Call on Tuesday, November 3, 2026, at 10 a.m. Eastern. The Earnings Conference Call will also include discussion of Company developments including the potential transaction, forward-looking information and other material information about business and financial matters.

The third quarter 2026 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Energy’s website at www.CVREnergy.com. For investors or analysts who want to participate during the call, the dial-in number is (800) 715-9871, conference ID 3388257. A repeat of the call can be accessed for seven days by dialing (800) 770-2030, conference ID 3388257. The webcast will be archived and available on the Investor Relations section of CVR Energy’s website at www.CVREnergy.com.

Non-GAAP Measures

Our management uses certain non-GAAP measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures are important factors in assessing our operating results and profitability and include the measures defined below.

EBITDA—Consolidated net income before (i) interest expense, net, (ii) income tax expense and (iii) depreciation and amortization expense.

Reconciliation of Acquired Business Net Income to EBITDA for the Twelve months ended September 30, 2026

	Twelve Months Ended September 30,	Nine Months Ended September 30,		Year Ended December 31,
(in millions)	2026	2026	2025	2025
Net income (1)	$791	$768	$270	$293
Income tax expense (2)	276	269	95	102
Depreciation and amortization	91	69	89	111

EBITDA	$1,158	$1,106	$454	$506

Reconciliation of Pro Forma and Historical EBITDA for the Nine months ended September 30, 2026

	Nine Months Ended September 30, 2026
		Historical
(in millions)	Pro Forma	CVR Energy	Acquired Business (*)
Net income	$1,032	$449	$768
Interest expense, net	261	105	—
Income tax expense	331	122	269
Depreciation and amortization	396	237	69

EBITDA	$2,020	$913	$1,106

(*)	Adjusted for CVR Energy’s accounting policies.

(1)

Net income has been adjusted to reflect the accounting policy change to conform the Acquired Business’ accounting for turnaround costs to CVR Energy’s policy of capitalizing such costs, thereby reducing cost of revenue.

(2)

Income tax expense has been adjusted to reflect the tax effect of the accounting policy change to conform the Acquired Business’ accounting for turnaround costs to CVR Energy’s policy of capitalizing such costs.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our GAAP results, including but not limited to our operating performance as compared to other publicly traded companies in the refining and fertilizer industries, without regard to historical cost basis or financing methods and our ability to incur and service debt and fund capital and turnaround expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable GAAP financial measures.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: statements regarding the pending acquisition of the Acquired Business including the anticipated benefits, synergies and cost savings of the Acquisition, and the expected financing and closing thereof; margin uplift; potential acquisitions; margin improvement; accretion in earnings per share of over 105% or at all; synergies; continued safe and reliable operations; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) conditions to the closing of the Acquisition, including the expiration or termination of the waiting period under the HSR Act and the receipt of other required regulatory approvals; the Acquisition is not completed within the expected time frame, or anticipated benefits of the Acquisition are not realized; the intended permanent financing for the Acquisition is not consummated on favorable terms; occurrence of any event, change, or circumstance that could terminate the equity and asset purchase agreement; demand for fossil fuels and price volatility of crude oil, other feedstocks and refined products; the ability of the Company to pay or increase cash dividends and of CVR Partners to make cash distributions; potential operating hazards; costs of compliance with existing or new laws and regulations and potential liabilities arising therefrom; our controlling shareholder’s intention regarding ownership of our common stock or CVR Partners’ common units; general economic and business conditions; political disturbances, geopolitical instability and tensions; existing and future laws, rulings, policies and regulations, including the reinterpretation or amplification thereof by regulators, and including but not limited to those relating to the environment, climate change, and/or the production, transportation, or storage of hazardous chemicals, materials, or substances, like ammonia; political uncertainty and impacts to the oil and gas industry and the United States economy generally as a result of actions taken by the administration, including the imposition of tariffs or changes in climate or other energy laws, rules, regulations, or policies; impacts of plant outages; potential operating hazards from accidents, fires, severe weather, tornadoes, floods, wildfires, or other natural disasters; the health and economic effects of any pandemic, and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission (“SEC”) filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Energy disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Energy, Inc.

Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the petroleum refining and marketing businesses as well as in the nitrogen fertilizer manufacturing business through its interest in CVR Partners, LP. CVR Energy subsidiaries serve as the general partner and own approximately 37 percent of the common units of CVR Partners, LP.

For further information, please contact:

Investor Relations:

Richard Roberts

CVR Energy, Inc.

(281) 207-3205

InvestorRelations@CVREnergy.com